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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-60394 of BrightStar Information Technology Group, Inc. on Form S-3 of our report, dated March 30, 1999, on the consolidated statements of operation, changes in stockholders' equity and cash flows of BrightStar Information Technology Group, Inc. for the year ended December 31, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of BrightStar Information Technology Group, Inc. for the year ended December 31, 2000 (of which the 1998 financial statements have been restated and are no longer presented therein), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Dallas, Texas
May 22, 2001